FINANCIAL STATEMENTS

HigherMarkets, Inc. (a development stage company) for the period from February 15, 2000 (inception) through December 31, 2000 with Report of Independent Auditors

                               HigherMarkets, Inc.
                          (a development stage company)

                              Financial Statements

                    Period from February 15, 2000 (inception)
                            through December 31, 2000

                                    Contents

Report of Independent Auditors.................................................1

Financial Statements

Balance Sheet..................................................................2
Statement of Operations........................................................3
Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit..4
Statement of Cash Flows........................................................6
Notes to Financial Statements..................................................7

                         Report of Independent Auditors

The Board of Directors and Stockholders
   HigherMarkets, Inc.

We have audited the accompanying balance sheet of HigherMarkets, Inc. (a development stage company) as of December 31, 2000 and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the period from February 15, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HigherMarkets, Inc. at December 31, 2000, and the results of its operations and its cash flows for the period from February 15, 2000 (inception) through December 31, 2000, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that HigherMarkets will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses since inception and forecasts indicate that the Company may not have sufficient cash to fund its development activities through 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are also described in Note 1.) The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                           /s/ Ernst & Young LLP

San Francisco, California
March 5, 2001

                               HigherMarkets, Inc.
                          (a development stage company)

                                  Balance Sheet

                                December 31, 2000

Assets
Current assets:
   Cash                                                            $  7,686,139
   Restricted cash                                                      507,422
   Short-term investments                                                39,074
   Prepaid expenses and other current assets                            122,029
                                                                   ------------
Total current assets                                                  8,354,664

Certificate of deposit                                                  469,942
Other assets                                                             24,406
Property and equipment, net                                           2,956,408
                                                                   ------------
Total assets                                                       $ 11,805,420
                                                                   ============

Liabilities and stockholders' deficit
Current liabilities:
   Accounts payable                                                $  1,323,250
   Accrued expenses                                                      40,492
   Accrued dividend on redeemable
     convertible Series B preferred stock                               276,760
   Due to related party                                                 160,409
   Capital lease obligations, current portion                            93,862
                                                                   ------------
Total current liabilities                                             1,894,773

Capital lease obligations                                                41,094

Redeemable convertible Series B preferred stock,
   $0.001 par value, liquidation preference $3.72:
       Authorized shares - 11,440,323
       Issued and outstanding shares - 11,159,678                    13,906,033

Stockholders' deficit:
   Series A preferred stock, $0.001 par value,
    liquidation preference $0.39:
       Authorized shares - 3,589,746
       Issued and outstanding shares - 3,589,746                          3,590
   Common stock, $0.001 par value:
       Authorized shares - 26,000,000
       Issued and outstanding shares - 7,324,500                          7,325
   Additional paid-in capital                                         1,506,137
   Deferred compensation                                                 (6,650)
   Deficit accumulated during the development stage                  (5,546,882)
                                                                   ------------
Total stockholders' deficit                                          (4,036,480)
                                                                   ------------
Total liabilities and stockholders' deficit                        $ 11,805,420
                                                                   ============

See accompanying notes.

                               HigherMarkets, Inc.
                          (a development stage company)

                             Statement of Operations

       Period from February 15, 2000 (inception) through December 31, 2000

Operating expenses:
   Product development                                              $ 2,134,929
   General and administrative                                         2,153,249
   Marketing                                                            702,436
   Depreciation and amortization                                         94,551
                                                                    -----------
Total operating expenses                                              5,085,165

Other income and (expense):
   Interest income                                                      112,448
   Interest expense                                                    (297,405)
                                                                    -----------
Net other                                                              (184,957)
                                                                    -----------
Net loss                                                            $(5,270,122)
                                                                    ===========

See accompanying notes.

                               HigherMarkets, Inc.
                          (a development stage company)

  Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit

       Period from February 15, 2000 (inception) through December 31, 2000

                                                                                       Stockholders' Deficit
                                                                    -----------------------------------------------------

                                        Redeemable Convertible           Convertible
                                       Preferred Stock Series B    Preferred Stock Series A          Common Stock
                                       ----------------------------------------------------------------------------------
                                         Shares        Amount         Shares       Amount         Shares        Amount
                                       ----------------------------------------------------------------------------------
Issuance of common stock to
   founders and investor for cash,
   net of issuance costs of $4,020             --   $        --            --   $        --     6,174,500    $     6,175
Issuance of Series A preferred
   stock, net of issuance costs of
$25,464                                        --            --     3,589,746         3,590            --             --
Issuance of common stock to
   employee for cash                           --            --            --            --     1,150,000          1,150
Repurchase of common stock from
   founder for cash, net of
   compensation expense                        --            --            --            --      (375,000)          (375)
Issuance of common stock to
   employee for cash                           --            --            --            --       375,000            375
Issuance of warrants to purchase
   Series B redeemable convertible
   preferred stock in conjunction
   with issuance of convertible
   notes payable                               --       291,000            --            --            --             --
Issuance of Series B redeemable
   convertible preferred stock for
   cash and conversion of
   convertible note payable and
   related accrued interest, net of
   issuance costs of $222,968          11,159,678    13,615,033            --            --            --             --

                                                       Stockholders' Deficit
                                       --------------------------------------------------------
                                                                      Deficit
                                                                    Accumulated
                                        Additional                    During          Total
                                         Paid-In        Deferred    Development   Stockholders'
                                         Capital      Compensation     Stage        Deficit
                                       -----------    -----------   -----------   -----------
Issuance of common stock to
   founders and investor for cash,
   net of issuance costs of $4,020     $    (4,020)   $        --   $        --   $     2,155
Issuance of Series A preferred
   stock, net of issuance costs of
$25,464                                  1,370,947             --            --     1,374,537
Issuance of common stock to
   employee for cash                        90,850             --            --        92,000
Repurchase of common stock from
   founder for cash, net of
   compensation expense                    (32,915)            --            --       (33,290)
Issuance of common stock to
   employee for cash                        74,625             --            --        75,000
Issuance of warrants to purchase
   Series B redeemable convertible
   preferred stock in conjunction
   with issuance of convertible
   notes payable                                --             --            --            --
Issuance of Series B redeemable
   convertible preferred stock for
   cash and conversion of
   convertible note payable and
   related accrued interest, net of
   issuance costs of $222,968                   --             --            --            --

                               HigherMarkets, Inc.
                          (a development stage company)

             Statement of Redeemable Convertible Preferred Stock and
                       Stockholders' Deficit (continued)

       Period from February 15, 2000 (inception) through December 31, 2000

                                                                                        Stockholders' Deficit
                                                                  --------------------------------------------------------


                                        Redeemable Convertible           Convertible
                                       Preferred Stock Series B    Preferred Stock Series A          Common Stock
                                      ------------------------------------------------------------------------------------
                                         Shares        Amount        Shares        Amount        Shares        Amount
                                      ------------------------------------------------------------------------------------
Issuance of common stock warrants
   in connection with office lease             -    $          -            -   $         -            -    $         -
Dividend accrual in conjunction
   with Series B redeemable
   convertible preferred stock                 -               -            -             -            -              -
Net loss                                       -               -            -             -            -              -
                                      ------------------------------------------------------------------------------------
Balance at December 31, 2000          11,159,678    $ 13,906,033    3,589,746   $     3,590    7,324,500    $     7,325
                                      ====================================================================================

                                                        Stockholders' Deficit
                                      ------------------------------------------------------------
                                                                       Deficit
                                                                     Accumulated
                                       Additional                      During          Total
                                        Paid-In        Deferred      Development   Stockholders'
                                        Capital      Compensation       Stage         Deficit
                                      ------------------------------------------------------------
Issuance of common stock warrants
   in connection with office lease    $     6,650   $     (6,650)    $         -   $          -
Dividend accrual in conjunction
   with Series B redeemable
   convertible preferred stock                  -              -        (276,760)      (276,760)
Net loss                                        -              -      (5,270,122)    (5,270,122)
                                      ------------------------------------------------------------
Balance at December 31, 2000          $ 1,506,137   $     (6,650)    $ (5,546,882) $ (4,036,480)
                                      ============================================================

See accompanying notes.

                               HigherMarkets, Inc.
                          (a development stage company)

                             Statement of Cash Flows

       Period from February 15, 2000 (inception) through December 31, 2000

Operating activities
Net loss                                                                          $ (5,270,122)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                        94,551
   Interest expense in connection with Series B Stock warrants                         291,000
   Interest expense on convertible notes payable                                         1,727
   Compensation expense related to repurchase of shares from founder                    41,710
   Changes in operating assets and liabilities:
     Restricted cash                                                                  (507,422)
     Prepaid expenses and other assets                                                (122,029)
     Other assets                                                                      (24,406)
     Accounts payable                                                                1,323,250
     Accrued expenses                                                                   40,492
     Due to related party                                                              160,409
                                                                                  ------------
Net cash used in operating activities                                               (3,970,840)

Investing activities
Purchases of property and equipment                                                 (2,855,923)
Purchases of short-term investments and certificate of deposit                        (509,016)
                                                                                  ------------
Net cash used in investing activities                                               (3,364,939)

Financing activities
Net proceeds from issuance of convertible Series A preferred stock                   1,374,537
Net proceeds from issuance of redeemable convertible Series B preferred stock       12,803,306
Principal payments on capital lease obligations                                        (60,080)
Net proceeds from issuance of common stock                                             169,155
Repurchase of common stock from founder                                                (75,000)
Proceeds from issuance of convertible notes payable                                    810,000
                                                                                  ------------
Net cash provided by financing activities                                           15,021,918
                                                                                  ------------

Net increase in cash                                                                 7,686,139
Cash at beginning of period                                                                 --
                                                                                  ------------
Cash at end of period                                                             $  7,686,139
                                                                                  ============

Supplemental disclosure of non-cash transactions
Property, plant and equipment acquired under capital lease obligations            $    195,036
                                                                                  ============
Deferred compensation related to stock option grants and common stock issuances
   and issuance of common stock warrants                                          $      6,650
                                                                                  ============
Accrual of dividend on redeemable convertible Series B preferred stock            $    276,760
                                                                                  ============
Conversion of convertible notes payable and related accrued interest to           $    811,727
   redeemable convertible Series B preferred stock
                                                                                  ============

See accompanying notes.

                               HigherMarkets, Inc.
                          (a development stage company)

                          Notes to Financial Statements

                                December 31, 2000

1. Company

HigherMarkets, Inc. (the "Company") was incorporated in the state of Delaware on February 15, 2000. The Company is a development stage application service provider that is developing an e-procurement solution for universities and other educational institutions. The Company's activities since inception have consisted primarily of raising capital, recruiting key personnel, and the initial design and development of the e-procurement software. Accordingly, the Company is considered to be in the development stage.

The Company has generated operating losses since inception and forecasts that it may not have sufficient cash to fund its development activities through 2001. This situation raises substantial doubt about the Company's ability to continue as a going concern. Management is actively pursuing the sale of its e-procurement solution to several customers and is also pursuing additional sources of financing. However, there can be no assurances that the Company will be able to generate cash flow from operations or additional financing in sufficient amounts to meet its development and operating needs, or that such financing would be available on terms acceptable to the Company.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consist mainly of money market funds and certificates of deposit.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Certificate of Deposit

The certificate of deposit is restricted and secures a letter of credit related to the Company's lease agreement (see Note 5). The carrying amount approximates fair value.

Concentration of Credit Risk

The Company is subject to concentrations of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized and diversification of its financial resources.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of the respective assets, ranging from two to five years.

The Company capitalizes certain internal use software costs in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized internal use software costs with an expected useful life in excess of one year are amortized on a straight-line basis over their estimated useful lives ranging from 18 months to three years.

Income Taxes

The Company utilizes the liability method of accounting, under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees (APB 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS 123 requires companies that continue to follow APB 25 to provide a pro forma disclosure of the impact of applying the fair value of SFAS 123 (see Note 7).

3. Property and Equipment

Property and equipment consists of the following at December 31, 2000:

Computers and equipment                                               $  317,518
Furniture and fixtures                                                    17,744
Capitalized software                                                   2,440,195
Leasehold improvements                                                   275,502
                                                                      ----------
                                                                       3,050,959
Less: accumulated depreciation and amortization                           94,551
                                                                      ----------
                                                                      $2,956,408
                                                                      ==========

The Company leases certain furniture, office and computer equipment under noncancelable lease agreements that are accounted for as capital leases. Such cost for furniture, office and computer equipment under capital lease arrangements, included in property and equipment, aggregated approximately $195,036 as at December 31, 2000. Related accumulated amortization was approximately $26,913 at December 31, 2000.

Amortization expense related to the capitalized software was $54,158.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

4. Income Taxes

The Company has deferred tax assets of approximately $2,094,000 at December 31, 2000. The deferred tax assets relate primarily to start-up costs and software development costs and have been fully offset by a valuation allowance.

5. Commitments and Contingencies

Capital and Operating Leases

The Company leases its office space under an operating lease with fixed rental payments through January 2006. Under the lease arrangement, the Company is required to maintain a letter of credit secured by a certificate of deposit totaling $469,942. Rent expense totaled $116,891 for the period from February 15, 2000 (inception) to December 31, 2000.

Future minimum commitments under noncancelable capital leases and operating leases with initial terms of one year or more are as follows:

                                                          Capital     Operating
                                                           Leases       Leases
                                                        ------------------------

2001                                                    $  102,020    $  841,000
2002                                                        42,756       860,000
2003                                                            --       805,000
2004                                                            --       676,000
2005 and thereafter                                             --       697,000
                                                        ------------------------
Total minimum lease payments                               144,776    $3,879,000
                                                                      ==========
Less interest                                                9,820
                                                        ----------
Present value of minimum lease payments                    134,956
Less current portion                                        93,862
                                                        ----------
Capital lease obligations, less current portion         $   41,094
                                                        ==========

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

5. Commitments and Contingencies (continued)

The Company has executed a three year contract with an internet service provider to host its website and e-procurement software. The contract contains a cancellation penalty equal to the net present value of $4,000 per month for the remaining term, discounted at 5%. The contract term ends in July 2003.

The Company is obligated to pay a minimum royalty of 1% of annual revenue in connection with software it has licensed from a third party. No royalty liability has been incurred for 2000.

Bank Line of Credit

In December 2000, the Company secured a $500,000 bank line of credit expiring in one year with interest at the bank's prime rate, 9.5% at December 31, 2000. The line of credit is secured by a certificate of deposit held with the financial institution, which has been classified as restricted cash. No borrowings have been made under this agreement.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

6. Convertible Notes and Redeemable Convertible Series B Preferred Stock

Convertible Notes Payable

In September 2000, the Company issued convertible notes payable for total cash proceeds of $810,000. The notes were convertible into shares of Series B redeemable preferred stock at approximately $1.24 per share. The notes had an original maturity date of March 2001 and were subject to interest at 6% per annum. The notes and $1,727 in accrued but unpaid interest were converted into shares of Series B redeemable convertible preferred stock in September 2000. In conjunction with this debt issuance, the company issued to the holders of the notes warrants to purchase 162,000 shares of the Company's Series B redeemable convertible preferred stock at an exercise price of $1.24 per share. The warrants have a contractual life of ten years. At the date of grant, the value ascribed to the warrants was approximately $0.96, based on a Black-Scholes valuation model (using volatility of 1.0, risk free interest rate of 6%, dividend yield of 0% and expected life of ten years). The amount was recorded as a discount to convertible notes payable. The fair value of the warrants and the resulting beneficial conversion associated with the notes, determined in accordance with EITF 00-27 Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," to Certain Convertible Instruments totaled $291,000 and were recorded as interest expense. None of the warrants were exercised as of December 31, 2000.

In September 2000, the Company issued 11,159,678 shares of Series B redeemable preferred stock ("Series B") at $1.24 per share in exchange for cash proceeds of $13,026,274 and the conversion of notes payable and related accrued interest expense of $811,127, net of issuance costs of $222,968.

Each share of the Series B redeemable convertible preferred stock is, at the option of the holder, convertible into shares of common stock, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles of Incorporation (currently a 1:1 ratio). Outstanding Series B shares automatically convert into common stock: a) at the election of at least a majority of the outstanding shares or b) upon the closing of an initial public offering of the Company's common stock in which gross proceeds exceed $25,000,000 and a minimum per share price equal to or in excess of $4.96 per share, subject to certain antidilution adjustments.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

6. Convertible Notes and Redeemable Convertible Series B Preferred Stock (continued)

Holders of Series B are entitled to receive a cumulative dividend of $0.0992 per share per annum. A dividend of $276,760 has been accrued at December 31, 2000, but is not subject to payment until declared by the Board of Directors.

Series B stockholders are entitled to the number of votes equal to the number of shares of common stock into which their shares could be converted. In addition, Series B stockholders have the right to elect two directors voting together as a single class.

At any time after September 29, 2005, upon the written consent of a majority of the holders of the outstanding shares of Series B, the Company must redeem all issued, outstanding, and unconverted shares. The redemption price for each share of Series B is an amount equal to the greater of the original issue price for Series B or the fair value of such shares. The difference between the original purchase price of the Series B shares and its fair value will be accreted via a charge to accumulated deficit over the period extending to September 29, 2005. There was no charge to accumulated deficit for the period from February 15, 2000 (inception) to December 31, 2000.

Upon liquidation, the Series B preferred stockholders would receive a return equal to $3.72 per share and any accrued but unpaid dividends. In the event of a liquidation not sufficient to satisfy the intended liquidation provisions, Series B preferred stockholders will generally have preference over Series A preferred stockholders.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7. Stockholders' Deficit

Series A Convertible Preferred Stock

In March, May and July 2000, the Company issued a total of 3,589,746 shares of Series A Convertible Preferred Stock for cash proceeds of $1,374,537, net of issuance costs of $25,464.

Each share of the Series A convertible preferred stock is, at the option of the holder, convertible into shares of common stock, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles of Incorporation (currently a 1:1 ratio). Outstanding Series A preferred shares automatically convert into common stock: a) at the election of at least a majority of the outstanding Series A shares or b) upon the closing of an initial public offering of the Company's common stock in which gross proceeds exceed $10,000,000 and a minimum per share price equal to or in excess of $1.17 per share, subject to certain antidilution adjustments.

Each share of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted. In addition, Series A stockholders have the right to elect one director, voting together as a single class.

Upon liquidation, Series A preferred stockholders will receive $0.39 per share plus any declared but unpaid dividends. In the event of a liquidation not sufficient to satisfy the intended liquidation provisions, Series B preferred stockholders will be given preference over the Series A preferred stockholders.

Common Stock

Under certain conditions, the Company has the option to repurchase all or a portion of the unvested shares of common stock issued to the Company's founders and certain employees of the Company at the original purchase price per share. At December 31, 2000, 3,870,225 shares were unvested and will continue to vest at various rates through October 2004.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7. Stockholders' Deficit (continued)

2000 Stock Plan

In July 2000, the Board approved the adoption of the 2000 Stock Plan (the "Plan"), which authorizes the issuance of 2,800,000 shares of common stock under the plan. Under the terms of the Plan, the Board of Directors may grant incentive stock options ("ISOs") to employees and nonstatutory stock options ("NSOs") to employees, officers, directors, and consultants.

Generally, the Company grants stock options at a price not less than 85% of the fair market value of the common stock on the date of the grant, as determined by the Company's Board of Directors. Options generally vest over a four-year period at a rate of 25% one year from the grant date and 1/48 monthly thereafter and expire a maximum of ten years from the date of grant. The stock options are exercisable immediately upon vesting.

A summary of activity under the Plan is as follows:

                                                      Outstanding Options
                                                  ------------------------------

                                      Shares                       Weighted-
                                  Available for   Number of     Average Exercise
                                      Grant        Shares       Price Per Share
                                  ----------------------------------------------

Initial authorized shares           2,800,000            --          $  --
   Granted                         (1,521,500)    1,521,500           0.11
   Canceled                            75,000       (75,000)          0.08
                                  ----------------------------------------------
Outstanding at December 31, 2000    1,353,500     1,446,500          $0.11
                                  ==============================================

The weighted average fair value of options granted to employees under the Plan in 2000 was $0.10 per share. The weighted average remaining contractual life of options outstanding under the Plan at December 31, 2000 is 9.51 years.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7. Stockholders' Deficit (continued)

2000 Stock Plan (continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

                                 Outstanding Options
                                               Weighted-
                               Weighted-       Average
                                Average        Remaining      Number of
                 Number of   Exercise Price   Contractual      Options
                  Shares       Per Share      Life (Years)   Exercisable
Exercise Price

     $0.08       1,104,500       $0.08            9.43         80,000
     $0.20         342,000       $0.20            9.78             --
                 ---------
                 1,446,500
                 =========

Pro Forma Disclosures of the Effect of Stock-Based Compensation

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying common stock on the grant date, no compensation expense is recorded.

For the period ended December 31, 2000, pro forma net loss and pro forma net loss per share were as follows:

Net loss                                                              $5,270,122
Incremental pro forma compensation expense under FAS 123                  15,641
                                                                      ----------
Net loss - pro forma                                                  $5,285,763
                                                                      ==========

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7. Stockholders' Deficit (continued)

Pro Forma Disclosures of the Effect of Stock-Based Compensation (continued)

The fair value of each option grant is estimated at the date of grant using a Black-Scholes option pricing model, assuming no expected dividends and with the following weighted-average assumptions for the period ended December 31, 2000:

Volatility                                                                1.0
Risk-free interest rate                                                   6%
Expected life of the option                                             10 years
Expected dividend yield                                                   0%

The pro forma impact of options on the net loss for the period ended December 31, 2000 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

Common Stock Warrants and Options

The Company has granted 35,000 warrants to certain lessors. Such warrants were fully vested and exercisable at the issuance date and expire in December 2010. The fair value of these warrants is charged to expense over the period of the related lease term or the period in which services are received. In addition, the company has granted 10,000 options to a service provider that vested during the year. The fair value of these warrants and options is included in general and administrative expense. The value of the warrants and options was estimated using the Black-Scholes option pricing model based on a weighted average, risk-free interest rate of approximately 6%, an exercise period equal to the life of the warrant and option, volatility of 1.0 and, no dividend yield.

                               HigherMarkets, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7. Stockholders' Deficit (continued)

Common Stock Reserved for Future Issuance

The following shares of common stock were reserved at December 31, 2000:

Stock option plan                                                      2,800,000
Conversion of common stock warrants                                       35,000
Conversion of Series A preferred stock                                 3,589,746
Conversion of Series B redeemable preferred stock                     11,159,678
Exercise and conversion of Series B redeemable preferred
  stock warrants                                                         162,000
                                                                      ----------
                                                                      17,746,424
                                                                      ----------

8. Related Party Transactions

The Company reimbursed a Series B Redeemable convertible stockholder for $160,409 of legal expenses incurred in connection with the purchase of Series B redeemable convertible shares.


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